Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)    Registration Statement (Form F-3 No. 333-287480) of Elbit Systems Ltd., and

(2)    Registration Statements (Form S-8 Nos. 333-266900 and 333-223785) pertaining to the 2022 Equity Incentive Plan for Employees and 2018 Equity Incentive Plan for Executive Officers of Elbit Systems Ltd.;

of our reports dated March 17, 2026, with respect to the consolidated financial statements and schedule of Elbit Systems Ltd. and the effectiveness of internal control over financial reporting of Elbit Systems Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

By:	/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer A member of EY Global

Tel-Aviv, Israel, March 17, 2026